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                                                                EX-10.(d)(vi)

                                AMENDMENT 1997-I
                                       TO
                                CABOT CORPORATION
                           DEFERRED COMPENSATION PLAN


        Cabot Corporation, a Delaware corporation (the "Company"), pursuant to
Section 9 of the Cabot Corporation Deferred Compensation Plan (the "Plan"), hereby amends the Plan, as follows, effective as of June 1, 1997:

1. Section 1 is amended by inserting the phrase "and non-employee directors" after the word "employees".

2. The following defined terms are added to Section 2 immediately following the definition of "CRISP":

            "Director": Any member of the Board other than an employee of any Employer.

            "Director Fees": The cash annual retainer fees and meeting fees paid by the Company as compensation for service on the Board or any committee thereof.

3.      The definitions of "Eligible Pay", "Moody's Rate" and "Participant" in
Section 2 are amended in their entireties to read as follows:

            "Eligible Pay": Except as otherwise determined by the Administrator, Eligible Pay shall include (i) in the case of an Eligible Employee: base salary, amounts payable under the Company's short-term incentive program, and sales incentive bonuses; (ii) in the case of a Consultant: the consulting fees payable by the Employer; and (iii) in the case of a Director: Director Fees. The Administrator in its discretion may include other categories of remuneration in, or exclude categories of remuneration from, the definition of "Eligible Pay," either in general or in particular cases; provided, that any such change affecting Director Fees shall also require the approval of the Board.

            "Moody's Rate": For any calendar year, the interest rate specified in Moody's Bond Record under the heading of "Moody's Corporate Bond Yield Averages -- Av. Corp.," as published for the month of November preceding the calendar year.

            "Participant": A Consultant, Eligible Employee or Director who participates in the Plan.



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4.      Section 2 is further amended by (i) adding the phrase ", and to
Directors" at the end of the definition of "Employer" and (ii) adding the following to the definition of "Earnings Measure":

            In the case of Eligible Pay deferred by a Director, the Earnings Measure applied under Section 4(b) below shall be limited to one of the following: (i) a notional interest rate equal (for each year) to the Moody's Rate for such year, or (ii) deemed investment in (i.e. phantom units of) common stock of the Company. If the Earnings measure is based on the Moody's Rate, all Eligible Pay deferred by a Director during a calendar year shall be credited to the Director's Account as of the first day of such calendar year. If the Earnings Measure is based on common stock of the Company, all Eligible Pay deferred by a Director during a calendar quarter shall be credited to the Director's Account in phantom stock units as of, and based on the closing price for the Company common stock on the New York Stock Exchange on, the last trading day of such quarter, and phantom dividends on such Account (based on the balance of phantom stock units in such Account on the record date for each dividend declared on shares of Company common stock) shall be added to such Account in phantom stock units as of, and based on the closing price for the common stock on the New York Stock Exchange on, the date dividends are actually paid on the common stock.

5. Section 3 is amended by adding thereto a new Section 3(e) to read in its entirety as follows:

               (e)     SPECIAL RULES FOR DIRECTORS. The provisions of this
               Section 3(e) shall apply, in the case of a Director, in lieu of the provisions of Sections 3(a) through (d) above. A Director may defer up to 100% of any Eligible Pay for any calendar year commencing on or after January 1, 1998 by completing and delivering a deferral election in accordance with Section 3(d) above not later than September 15 of the preceding year. A Director who is serving as such on June 1, 1997 may defer up to 100% of any Eligible Pay earned in the third and fourth quarters of calendar year 1997 by completing and delivering a deferral election in accordance with Section 3(d) above not later than June 30, 1997. Any individual who becomes a Director after June 1, 1997 may elect within 30 days after becoming a Director to defer up to 100% of any Eligible Pay earned in the remainder of the calendar year in which such individual becomes a Director (and the following calendar year, if such individual becomes a Director between August 16 and December 31 of any calendar year) by completing and delivering a deferral election in accordance with Section 3(d) above within such 30-day period. A Director's Eligible Pay shall be treated as earned on the date it would be paid if not deferred hereunder. The minimum amount that a Director may defer for any calendar year shall be $2,000.



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6.      Section 4(b) is amended in its entirety to read as follows:

               (b) NOTIONAL EARNINGS. Not less frequently than annually, the Administrator shall adjust each Participant's Account to reflect notional earnings. Notional earnings shall be based on one Earnings Measure selected by the Participant from such Earnings Measures as the Administrator may specify. Subject to Sections 5(e)(iii) and (iv) below, the next sentence and such other rules and regulations as the Administrator may require, the Administrator may, but need not, permit Participants to (i) select an Earnings Measure that will apply to their Accounts from among those specified by the Administrator, and (ii) change such Earnings Measure to another specified Earnings Measure. Notwithstanding any provision of this Plan to the contrary, (i) a Participant may only select one Earnings Measure to apply to his or her entire Account at any one time, and (ii) the effective date of any change in Earnings Measure must be a prospective January 1. The Administrator shall have the absolute discretion at any time to alter or amend the Earnings Measures used in valuing and adjusting Accounts; provided, that the Administrator may not, without the written consent of the affected Participant, alter any Earnings Measure retroactively to the extent that the effect of such alteration would be to reduce the balance of the Participant's Account below what it was immediately prior to such alteration. Nothing herein shall be construed as obligating the Administrator or any Employer to set aside assets or establish a trust or other fund for purposes of the Plan.

7. Section 5(a) is amended by (i) inserting the phrase ", service as a Director" after the word "employment" the first, second and fourth times it appears, (ii) replacing the phrase "termination of employment or termination of the consulting relationship," with the phrase "termination of the Participant's employment, service as a Director or consulting relationship with the Employer" and (iii) deleting the word "equal".

8.      Section 5(e) is amended in its entirety to read as follows:

               (e) COMPUTATION OF INSTALLMENT PAYMENTS, ETC. If any Account is to be distributed in installments, the amount of each such installment shall be determined applying the following special rules:

                       (i) If the Earnings Measure in effect for the Account when installments begin is the Moody's Rate, the amount of each installment shall be determined so as to result in equal installments over the installment period, applying the following special rules: (x) the Earnings Measure used to measure notional earnings with respect to the declining Account balance over the course of the installment period shall be a fixed rate equal to the average of the Moody's Rate for the year in which the installment distributions commence and the preceding four calendar years, and (y) notional earnings shall be determined by assuming that the Account is reduced at the beginning



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                   of each year in the installment period by the aggregate
                   amount of the installment payments to be made for that year.

                        (ii) If the Earnings Measure in effect for the Account is not the Moody's Rate, the Account balance of the Participant shall be calculated as of the close of business on the first business day of each month during the installment period, and the monthly installment for that month shall be calculated by dividing this balance by the remaining number of monthly payments due the Participant. By way of example, if the Participant elects 120 monthly installments, the first payment shall be 1/120 of the account balance, calculated as of the first business day of the first month. The following month, the payment shall be 1/119 of the account balance, calculated as of the first business day of the second month.

                       (iii) If the Earnings Measure in effect for the Account
                   when installments begin is not the Moody's Rate, the Participant, subject to Section 4(b) above, may at any time during the installment period change the Earnings Measure in effect for the Account to the Moody's Rate effective as of the next January 1. The Account balance as of such January 1 shall be paid out in equal installments over the remainder of the installment period, with the amount of the installments determined applying the following special rules: (x) the Earnings Measure used to measure notional earnings with respect to the declining Account balance over the remainder of the installment period shall be a fixed rate equal to the average of the Moody's Rate for the calendar year in which the equal installment distributions commence and the preceding four calendar years, and (y) notional earnings shall be determined by assuming that the Account is reduced at the beginning of each year in the remainder of the installment period by the aggregate amount of the installment payments to be made for that year.

                       (iv) Notwithstanding any provision of this Plan to the contrary, if the Earnings Measure in effect for an Account when installments begin is the Moody's Rate, or if the Participant changes the Earnings Measure to the Moody's Rate during the course of the installment period in accordance with Section 5(e)(iii) above, the Participant may not subsequently change the Earnings Measure.


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        In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 30th day of June 1997.





                                             CABOT CORPORATION


                                             By: /s/ Karen M. Morrissey
                                                 -------------------------------

                                             Its:  Vice President
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